NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. 1615 Poydras Street New Orleans, LA 70112

	Financial Contacts: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

McMoRan Exploration Co. Updates Drilling and Production and Main Pass Energy HubTM Activities; Announces Settlement of Litigation

NEW ORLEANS, LA, January 5, 2006 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploratory drilling and development activities with a total of eleven wells currently in progress, including seven exploratory wells and four development wells. Two additional exploratory wells are expected to commence in early 2006.

EXPLORATION ACTIVITIES
McMoRan is actively engaged in drilling activities on seven “deep gas” exploratory prospects including Cane Ridge at Louisiana State Lease 18055, JB Mountain Deep at South Marsh Island Block 224, Elizabeth at South Marsh Island Block 230, Cabin Creek at West Cameron Block 95, Point Chevreuil at Louisiana State Lease 18350, Denali at South Pass Block 26 and Pecos at West Pecan Island. McMoRan currently has rights to approximately 285,000 gross acres and continues efforts to identify prospects to be drilled on this lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

McMoRan announced today positive drilling results from its Cane Ridge exploratory well, located onshore in Vermilion Parish, Louisiana. The well, which is drilling below 16,000 feet, has been evaluated with log-while-drilling tools which indicated multiple hydrocarbon bearing sands approximating 90 net true vertical feet of resistivity. McMoRan plans to continue drilling towards a planned total depth of 16,500 feet to evaluate additional targets. McMoRan and its private partner each own a 37.5 percent working interest and a 27.5 percent net revenue interest in the Cane Ridge well. Infrastructure near this onshore location would allow production to be established quickly. McMoRan and its private partner acquired rights to 1,000 gross acres comprising the Cane Ridge prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), in June 2005 as part of a package of six “deep gas” exploratory prospects (including the recent discovery at Long Point) covering approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana.

The JB Mountain Deep exploratory well No. 224 commenced drilling on July 14, 2005 and is currently drilling below 23,600 feet, with a planned total depth of 24,000 feet. Interpretation of the wireline logs indicates 115 gross feet of potential hydrocarbons that will require further evaluation. McMoRan and its private partner control 5,200 gross acres in the area. This acreage is not included in the JB Mountain/Mound Point program where McMoRan has a reversionary interest. McMoRan operates the JB Mountain Deep prospect and, if successful, McMoRan and its private partner would each earn a 27.5 percent working interest and a 19.4 percent net revenue interest. The South Marsh Island Block 224 lease is eligible for Deep Gas Royalty Relief.

See Drilling Schedule below for information on additional in progress wells.

DEVELOPMENT AND PRODUCTION ACTIVITIES
McMoRan is also engaged in development drilling at four locations including King Kong No. 3 at Vermilion Blocks 16/17, Hurricane No. 2 at South Marsh Island Block 217, Long Point No. 2 at Louisiana State Lease 18090, and Raptor A-3 at Ship Shoal Block 296.

McMoRan announced today that it has successfully established production from the King Kong No. 1 and No. 2 wells at Vermilion Blocks 16/17, less than six months following the discovery. The No. 1 discovery well, which commenced production on December 21, 2005, is currently producing at a gross rate of approximately 14 million cubic feet of gas per day (MMcf/d) and 900 barrels of condensate per day (bbls/d) (5.6 MMcfe/d, net to McMoRan). The flow rate from the well is currently limited by the high volume of condensate. McMoRan expects the flow rate will increase as the pipeline operator allows production of additional condensate volumes. As previously reported, a successful production test on the King Kong No. 1 was conducted during August 2005 and indicated a gross flow rate of approximately 20.6 MMcf/d, approximately 3,600 bbls/d of condensate and zero barrels of water (total of approximately 42 MMcfe/d, 12 MMcfe/d net to McMoRan). The No. 2 well commenced production on December 30, 2005 and is currently producing at a gross rate of approximately 7 MMcfe/d (2 MMcfe/d, net to McMoRan). As previously reported, the King Kong No. 1 discovery well and the King Kong No. 2 development well were drilled to total depths of 18,918 feet in July 2005 and 13,680 feet in October 2005, respectively.

McMoRan also announced positive drilling results at the King Kong No. 3 development well at Vermilion Blocks 16/17. The well commenced drilling on November 22, 2005 and is drilling below 13,500 feet. The well was evaluated with log-while-drilling tools and confirmed with wireline logs, indicating multiple Miocene sands approximating 60 net feet of hydrocarbons. McMoRan plans to continue drilling towards a planned total depth of 15,800 feet to evaluate additional targets. The King Kong No. 3 well is operated by McMoRan and is a southwest offset of the King Kong discovery well, which commenced production in December 2005. McMoRan and its private partner each have a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water, and have rights to approximately 2,500 gross acres in the area.

McMoRan’s share of production currently approximates 60 MMcfe/d, including 3,000 bbls/d (18 MMcfe/d) from its share of Main Pass Block 299. McMoRan’s production in the first half of 2006 is expected to benefit from new production from recent discoveries, including Cane Ridge, Long Point, two wells at West Cameron Block 43 and Dawson Deep at Garden Banks Block 625.

As previously reported, McMoRan conducted a successful production test on the Long Point discovery on Louisiana State Lease 18090, located onshore in Vermilion Parish, Louisiana. The production test indicated a gross flow rate of approximately 41 MMcf/d and 860 barrels of condensate per day (total of approximately 46 MMcfe/d, 12 MMcfe/d net to McMoRan) on a 29/64ths choke with flowing tubing pressure of 10,200 pounds per square inch. The Long Point exploratory well was drilled to 19,000 feet in October 2005. The well was evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 150 gross feet of hydrocarbon bearing sands with excellent porosity. The Long Point No. 2 development well, which commenced drilling on November 30, 2005, is located approximately 2,000 feet northwest from the Long Point discovery well and is currently drilling below 14,400 feet towards a proposed total depth of 20,600 feet. McMoRan and its private partner each own a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point prospect.

Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in eight discoveries on the sixteen prospects that have been drilled and evaluated.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	16,000'	16,500'	July 29, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	23,600'	24,000'	July 14, 2005
South Marsh Island Block 230 “Elizabeth”*	15.0%	11.3%	19,950'	19,950'	September 16, 2005
West Cameron Block 95 “Cabin Creek”*	37.5%	31.0%	18,200'	19,000'	October 15, 2005
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	11,000'	17,000'	November 18, 2005
South Pass Block 26 “Denali”	25.0%	19.5%	5,000'	18,500'	December 15, 2005
West Pecan Island “Pecos”	25.0%	18.8%	Rig on Location	18,800'	January 2006
Near-Term Exploration Wells**
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	n/a	16,500'	First-Quarter 2006
South Marsh Island Block 217 “Hurricane Deep”	27.5%	19.4%	n/a	21,500'	First-Quarter 2006
Development In-Progress
Vermilion Blocks 16/17 “King Kong No. 3”	40.0%	29.2%	13,500'	15,800'	November 22, 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	12,900'	16,000'	August 21, 2005
Louisiana State Lease 18090 “Long Point No. 2”	37.5%	26.8%	14,400'	20,600'	November 30, 2005
Ship Shoal Block 296 “Raptor A-3”	49.4%	34.8%	1,400'	9,200	January 1, 2006

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

MAIN PASS ENERGY MPEH™ UPDATE
McMoRan is working to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act.  The United States Coast Guard (Coast Guard) has recently provided McMoRan with a targeted schedule for the completion of the permitting process. A copy of the Coast Guard letter dated December 22, 2005, outlining the schedule, is being filed with this press release on Form 8-K with the Securities and Exchange Commission. The Coast Guard and the Maritime Administration (MARAD) are expected to publish a Final Environmental Impact Statement (EIS) for the MPEH™ license application in February 2006 and then conduct the public hearings on the Final EIS before the end of February 2006. Under the Deepwater Port Act, Governors in the adjacent coastal states (Louisiana, Mississippi and Alabama for MPEH™) will have 45 days following the final public hearing to comment on the license application. After the 45 day comment period, MARAD has up to 45 days to issue a Record of Decision. This timeline should result in a decision on the Main Pass Energy Hub™ license application by the end of May 2006.

As previously reported, in connection with the licensing process the Coast Guard and MARAD published a Draft EIS for the MPEH™ license application, and conducted public meetings in July 2005 to allow public comments on the Draft EIS.  The Draft EIS evaluated potential environmental impacts associated with construction and operation of MPEH™ and concluded that the project would not result in significant adverse impacts.

The MPEH™ terminal is located in 210 feet of water and would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

SETTLEMENT OF LITIGATION
McMoRan also announced today that it has reached an agreement in principle with plaintiffs to settle previously disclosed class action litigation in the Delaware Court of Chancery relating to the 1998 merger of Freeport-McMoRan Sulphur Inc. and McMoRan Oil & Gas Co. While McMoRan believes that the 1998 merger transaction was properly considered by the boards of directors of both companies and was substantively and procedurally fair to the shareholders of both companies, McMoRan believes that this settlement is in the best interests of the company and its shareholders and eliminates the risk, burden and expense of further litigation.

McMoRan will pay $17.5 million in cash into a settlement fund, the plaintiffs will provide a complete release of all claims, and the Delaware litigation will be dismissed with prejudice. McMoRan is working with its insurance carriers and expects to fund approximately 30 percent of the settlement with insurance proceeds. All fees and expenses incident to the settlement, including costs of administration, notice, and any payment for plaintiffs’ attorneys’ fees will be borne by plaintiffs from the settlement fund. The settlement is subject to customary conditions, including negotiation of a definitive settlement agreement and approval by the Delaware Court of Chancery.

The settlement will result in a fourth-quarter 2005 charge to expense for the amount of the settlement, net of the amount of insurance proceeds.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process; the estimated capital costs for developing the project; and settlement of litigation. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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